Exhibit 10.7

AMENDMENT NO. 5
TO THE
UNITED COMMUNITY BANKS, INC.
2000 KEY EMPLOYEE STOCK OPTION PLAN
(As Amended and Restated Effective as of March 15, 2007)

THIS AMENDMENT NO. 5 is made as of the 2nd day of August, 2017, by UNITED COMMUNITY BANKS, INC. (the “Company”) to be effective as set forth below.
WITNESSETH:
WHEREAS, the Company previously established the United Community Banks, Inc. 2000 Key Employee Stock Option Plan, which plan was amended and restated effective as of March 15, 2007, and further amended thereafter by Amendment No. 1 dated April 13, 2007, Amendments No. 2 and 3. dated March 20, 2012 and Amendment No. 4 dated March 18, 2016 (collectively the “Plan”); and
WHEREAS, the Company now desires to amend the Plan to allow the Company with a statutory income tax withholding obligation to withhold shares with a fair value up to the amount of tax owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s) as set forth below; and
WHEREAS, the Board of Directors of the Company has reserved the authority to amend the Plan as described above without the need for shareholder approval given shares of Company stock withheld or surrendered for payment of any tax withholding obligations under the Plan are counted as issued under the Plan and reduce the number of shares of Company stock available for issuance under the Plan.
NOW, THEREFORE, the Plan is hereby amended, as follows:
1.
Section 16.2 of the Plan is hereby amended by deleting the first sentence of the present section and substituting the following in lieu thereof:
“With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder, which are to be paid in the form of Shares, Participants may elect, subject to the Committee providing for such right in the Agreement, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to the amount equal to the tax owed on such transaction using the maximum statutory tax rate in the Participant’s applicable jurisdiction(s), provided using Shares to satisfy any such withholding requirement, or any such withholding requirement in excess of the Participant’s minimum statutory withholding obligation, does not result in such Options or other Awards being classified as liability instruments for financial accounting purposes. Notwithstanding the foregoing, (i) for Options and Awards granted after the date hereof, Participants may only elect to satisfy such withholdings by having the Company withhold Shares as described above if (A) the Committee provides for such right in the Agreement, (B) the Company has a statutory income tax withholding obligation and (C) the amounts subject to withholdings constitute supplemental wages, and (ii) for Options and Awards outstanding as of the date hereof, Participants may only elect to satisfy such withholdings by having the Company withhold Shares as described above if (A) the Committee previously provided for the right in the Participant’s Agreement to satisfy any such withholding requirements in the amount of the Participant’s minimum statutory withholding obligation, (B) the Company has a statutory income tax withholding obligation and (C) the amounts subject to withholdings constitute supplemental wages, in which event the Participants now will be permitted to satisfy the Participant’s withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to the amount equal to the tax owed on such transaction using the maximum statutory tax rate in the Participant’s applicable jurisdiction(s) as described above. In the event permitting the Participants to elect to satisfy withholding requirements, in whole or in part, using up to the maximum statutory tax rate in the Participant’s applicable jurisdiction(s) would result in such Options or other Awards being classified as liability instruments for financial accounting purposes, Participants may still elect to satisfy their withholding requirements, in whole or in part, by having the Company withhold Shares in the amount of the Participant’s minimum statutory withholding obligations if the Committee provided for the right in the Agreement to satisfy such withholdings by having the Company withhold Shares and such right does not result in such Options or other Awards being classified as liability instruments for financial accounting purposes.”
2.
The amendments to the Plan set forth in section 1 of this Amendment shall become fully effective upon their adoption by the Board of Directors of the Company. Except as hereby modified, the Plan shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS OF UNITED COMMUNITY BANKS, INC. ON AUGUST 2, 2017.

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